EXHIBIT (P) (VI) UNDER FORM N-1A
                                              EXHIBIT 99 UNDER ITEM 601/REG. S-K




                        HUNTINGTON ASSET ADVISORS, INC.
                                 CODE OF ETHICS

      This Code of Ethics ("Code") is adopted in compliance with Federal Securities Laws and the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940, as amended ("Company Act"). In accordance with these rules, Huntington Asset Advisors, Inc. adopts this Code.

1.    STANDARDS OF BUSINESS CONDUCT

      This Code seeks to ensure compliance with fiduciary standards required of Huntington Asset Advisers and its personnel and is based on the principles that
(i) Supervised Persons owe a fiduciary duty to, among others, the shareholders of the Huntington Funds and the Huntington VA Funds to conduct their personal transactions in Covered Securities in a manner which neither interferes with Managed Fund portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Supervised Person's relationship to the Managed Funds; (ii) as a fiduciary , Supervised Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Supervised Persons must, in all instances, place the interests of the shareholders of the Managed Funds ahead of the Supervised Person's own personal interests or the interests of others.

      Supervised Persons must adhere to these general fiduciary principles and comply with the specific provisions and associated procedures of this Code. Accordingly, Supervised Persons, Access Persons, and Advisory Persons must not:
                {circle}employ any device, scheme or artifice to defraud a client
                {circle}make any untrue statements of material facts or omit to state a material fact necessary to make statements not misleading
                {circle}engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon clients
                {circle}engage in any manipulative practice with respect to its clients
                {circle}engage in any manipulative practice with respect to securities including price manipulation

      This Code does not attempt to identify all possible conflicts of interest, and literal compliance with the terms of this Code and the associated procedures will not automatically insulate a Supervised Persons from scrutiny and liability in instances where the personal transactions in a Covered Security undertaken by such Supervised Persons show a pattern of abuse of such Supervised Person's fiduciary duty to the Managed Funds and their shareholders or a failure to adhere to these general fiduciary principles.

      Huntington shall provide all Supervised Persons a copy of this Code, along with any associated amendments.

2.    DEFINITIONS

      (a) "Access Person" means any director, officer or Advisory Person of Huntington, or any officer of The Huntington Funds who is also employed by The Huntington National Bank and its affiliates.

      (b) "Advisory Person" means (i) any employee of Huntington who, in connection with the employee's regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Registered Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to Huntington who obtains information concerning recommendations made to the Registered Funds with regard to the purchase or sale of Covered Securities by the Registered Funds.

      (c) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires. As a general matter, "beneficial ownership" will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities);
            (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

      (d) "CCO" means the Chief Compliance Officer of Huntington Asset Advisors, Inc.

      (e) "CEO" means the Chief Executive Officer of Huntington Asset Advisors, Inc.

      (f) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

      (g) "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares issued by registered open-end investment companies (other than shares issued by the Managed Funds and exchange traded funds).

      (h) "Federal Securities Laws" means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-
            mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745
            (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title 5 of the Gramm-Leach-Bliley Act (Pub. L. no. 106-102, 113Stat.1338 (1999) any rules adopted by the Securities Exchange Commission under any of those statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-
            5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

       (i)  "Huntington" means Huntington Asset Advisors, Inc.

      (j) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934.

       (k) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

      (m) "Managed Funds" means the Huntington Funds, the Huntington VA Funds, ZAR Fund II, LP and any other investment funds, including common or collective funds, that are managed, advised, or sub-advised by the Huntington National Bank, but does not include any money market funds.

      (n) "Portfolio Manager" means those Investment Personnel who manage investment portfolios of the Funds.

      (o) "Public Company" means an entity subject to the reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934 the Securities Exchange Act of 1934.

      (p) "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

      (q) "Registered Funds" means the Huntington Funds, the Huntington VA Funds and any series or portfolios of the Huntington Funds or the Huntington VA Funds.

      (r) "Supervised Person" means any Access Person, or employee of Huntington, or other person who provides investment advice on behalf of Huntington and is subject to the supervision and control of Huntington.


3.    PROHIBITED TRANSACTIONS AND ACTIVITIES

      (a) CONFLICTS OF INTEREST. No Supervised Person shall induce or cause the Managed Funds to take action or to fail to take action, for the purpose of achieving a personal benefit, rather than for the benefit of the Managed Funds. Examples of this would include causing the Managed Funds to purchase a Covered Security owned by the Supervised Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Managed Funds to refrain from selling a Covered Security in an attempt to protect the value of the Supervised Person's investment, such as an outstanding option.

      (b)   COMPETING WITH CLIENT TRADES.   No Supervised Person shall use
      knowledge of the portfolio transactions of the Managed Funds to profit by the market effect of such transactions. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Supervised Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

      (c) INITIAL PUBLIC OFFERINGS. All Supervised Persons are prohibited from acquiring any security distributed in an Initial Public Offering, without obtaining the prior approval of the CCO.

      (d) LIMITED OFFERING RESTRICTIONS. All Supervised Persons are prohibited from acquiring Covered Securities for their personal accounts distributed in a Limited Offering, without the express prior approval of the CEO or his or her designee. In instances whereSupervised Persons, after receiving prior approval, acquire a Covered Security in a Limited Offering, Supervised Persons have an affirmative obligation to disclose this investment to the CEO or his or her designee if the Supervised Person participate in any subsequent consideration of any potential investment, by the Managed Funds, in the issuer of those Covered Securities . A decision by the Managed Funds to purchase Covered Securities of such an issuer (following a purchase by a Supervised Person in an approved personal transaction) will be subject to an independent review by the CEO or his or her designee, so long as the person conducting such review has no personal interest in the issuer.

      (e) PERSONAL TRADING RESTRICTIONS. All Access Persons are prohibited from executing a personal transaction in any Covered Security (including transactions in pension or profit-sharing plans where the Access Person retains investment discretion), without express prior approval of the CEO or his or her designee. Notwithstanding the receipt of express prior approval, any purchases or sales by Access Persons undertaken in reliance on this provision remain subject to prohibitions enumerated in Sections 3(f) and (g) of this Code.

      (f) BLACKOUT PERIODS. All Access Persons are prohibited from executing a personal transaction in any Covered Security on a day during which any portfolio of the Registered Funds has a pending "buy" or "sell" order for that Covered Security, until such order is either executed or withdrawn. Portfolio Managers are prohibited from purchasing or selling any Covered Security within seven (7) calendar days before and after the Registered Funds purchase or sell the same Covered Security. If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such transaction within the proscribed periods (either while the Registered Funds have an open order, or within the 7-day blackout period) will be required to be disgorged to an entity designated by the CCO, and the Access Person may be subject to disciplinary action.

      (g) SHORT SWING PROFITS. All Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities which are also held in a portfolio of the Registered Funds, and all Supervised Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same or equivalent shares of a Managed Fund, within 60 calendar days. If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such short-term trades will be required to be disgorged to an entity specified by the CEO, and the Access Person or Supervised Person may be subject to disciplinary action. For purposes of this prohibition, each personal transaction in the Covered Security or Managed Funds will begin a new 60 calendar day period. As an illustration, if Supervised Persons purchase 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profiting from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e., 60 calendar days following August 1st).In circumstances where a personal transaction in Covered Securities or Managed Funds within the proscribed period is involuntary (for example, due to unforseen corporate activity, such as a merger), Supervised Persons must notify the CCO . In circumstances where Supervised Persons can document personal exigencies, the CEO may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities or Managed Funds within 60 calendar days. Such an exemption is wholly within the discretion of the CEO, and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

      (h) GIFT POLICY. All Supervised Persons are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year from any person or entity from, to or through whom the Managed Funds purchase or sell Covered Securities, or from any issuer of Covered Securities. This prohibition does not apply to:

            (i) salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Supervised Person's employment;

            (ii) the acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

            (iii) the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

            (iv) the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

            (v) the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

            For purposes of the above limitation, "de minimis value" is equal to $100 or less.

      (i) SERVICE ON A BOARD OF DIRECTORS. All Supervised Persons are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from the CEO. Authorization to serve on the board of a Public Company will be granted in instances where the CEO determines that such board service would be consistent with the interests of the Managed Funds and their shareholders. In the relatively small number of instances where prior approval to serve as a director of a Public Company is granted, Supervised Persons have an affirmative duty to recuse themselves from participating in any deliberations by the Managed Funds regarding possible investments in the Covered Securities issued by the Public Company on whose board the Supervised Persons sit.

      (j) WAIVERS. Under the appropriate circumstances, the CCO may grant waivers of any of the restrictions set forth herein.

      (k) BROKERAGE ACCOUNTS. Supervised Persons must disclose all brokerage accounts to the CCO and instruct their broker to provide duplicate account statement and confirmation to the CCO. All Supervised Persons are prohibited from establishing an account with, or engaging for personal investment transactions, any broker, or the office of any broker, appearing on the approved list of brokers for use by the Registered Funds.


2.    EXEMPTED TRANSACTIONS

      The prohibitions of Section 3 of this Code shall not apply to:

      (a) Purchases or sales effected in any account over which the Supervised Person has no direct or indirect influence or control.

      (b) Purchases or sales which are non-volitional on the part of either the Supervised Person or the Funds, subject to the provision set forth in 3 above.

      (c) Purchases which are part of: an automatic dividend reinvestment plan; or an automatic payroll deduction plan, whereby an employee purchases Covered Securities issued by an employer.

      (d) A transaction need not be reported if it would duplicate information contained in broker confirmations or account statements previously received by the CCO.

      (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Covered Securities or of shareholders of Managed Funds, to the extent such rights were acquired from such issuer, and any sales of such right so acquired.


      The prohibitions of section 3(e) and 3(f) of this code shall not apply to any transaction of less than $10,000 provided, however, that the prohibitions of section 3(f) shall apply regardless of amount to the personal transactions of any Portfolio Manager when compared to the transactions of a fund of which he or she is the Portfolio Manager, and to the personal transactions of any Advisory Person when compared to any transaction for which he or she is an Advisory Person.

3.    REPORTING

      (A) INITIAL HOLDINGS REPORT. Each person becoming a Supervised Person shall, no later than 10 days after becoming a Supervised Person, submit a report to the CCO containing the following information (which must be as of a date, specified in the report, no more than forty-five (45) days prior to the date the person became a Supervised Person:

            (i) the title and type, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security and Managed Funds in which the Supervised Person has any direct or indirect beneficial ownership;

            (ii) the name of any broker, dealer or bank with whom the Supervised Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Supervised Person ; and

            (iii) the date the report is submitted by the Supervised Person.

            Reports need not provide information with respect to Covered Securities or Managed Funds over which the Supervised Person had no direct or indirect influence or control at the time he or she became a Supervised Person.

      (B) QUARTERLY TRANSACTION REPORTS. Each Supervised Personshall, no later than thirty (30) calendar days after the end of each calendar quarter, submit a report to the CCO showing all transactions by the Supervised Person in Covered Securities during the quarter with the exception of transactions exempted in Section 4 of this Code. The report shall be dated and signed by the Supervised Person submitting the report and shall contain the following information:

            (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

            (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            (iii) the price of the Covered Security at which the transaction was effected;

            (iv) the name of the broker, dealer or bank with or through whom the transaction was effected;

            (v) if there were no personal transactions in Covered Securities during the period, either a statement to that effect or the word "None" (or some similar designation);

            (vi) if an account was established during the quarter which holds Covered Securities for the direct or indirect benefit of the Supervised Person :

                  (1) the name of the broker, dealer or bank with whom the Supervised Person established the account; and

                  (2)    the date the account was established.

            A transaction need not be reported pursuant to this Section 5(b) if it would duplicate information contained in broker confirmations or account statements previously received by the CCO.

            Reports need not provide information with respect to Covered Securities over which the Supervised Person had no direct or indirect influence or control at the time he or she became a Supervised Person.

      (c) ANNUAL HOLDINGS REPORT. All Supervised Persons shall, no later than forty-five (45) days after the end of the calendar year, submit a report to the CCO containing the following information current as of the end of the calendar year:

            (i) the title and type, and as applicable CUSIP number, number of shares and principal amount of each Covered Security in which the Supervised Person has any direct or indirect beneficial ownership;

            (ii) the name of any broker, dealer or bank with whom the Supervised Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Supervised Person ; and

            (iii) the date the report is submitted by the Supervised Person .

      Reports need not provide information with respect to Covered Securities over which the Supervised Person had no direct or indirect influence or control.

      (d) BROKER CONFIRMATIONS. Every Supervised Person shall direct his or her broker(s) to forward to the CCO on a timely basis, duplicate copies of confirmations of all personal transactions in Covered Securities (other than those personal transactions in Covered Securities exempted under
      Section 4 of this Code) effected for any account in which such Supervised Person has any direct or indirect beneficial ownership interest.

      (e)   CERTIFICATIONS.

            (i) INITIAL CERTIFICATIONS. All Supervised Persons are required to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code and (c) agreed to comply with the provision set forth in the Code.
            (ii) ANNUAL CERTIFICATIONS. All Supervised Persons are required, on an annual basis, to certify that they have received and read the provisions of this Code. Such certification shall also include a statement that the Supervised Person has complied with the requirements of this Code and that the Supervised Person has disclosed or reported all personal transactions in Covered Securities that are required to be disclosed or reported pursuant to the requirements of this Code.
            (iii) AMENDMENTS. Huntington shall provide all Supervised Persons with any Amendments to the Code. All Supervised Persons shall certify in writing they have received, read and understand all provisions of such amendment.

      (f) REPORTS TO THE FUND BOARD. Huntington shall, not less frequently than annually, furnish the Board of Trustees of the Registered Funds with a written report that:

            (i) describes any issues arising under this Code of Ethics or related procedures since the last report to the Board of Trustees, including, but not limited to, information about violations of the Code or related procedures and sanctions imposed in response; and
            (ii) certifies that Huntington has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

      (g) All Supervised Persons are required to promptly report any violations of this Code to the CCO.

1.    SANCTIONS

      The CCO and at least one other person designated by the CEO will review all reports submitted according to this Code. Upon discovering a violation of this Code, the CCO will report to the CEO, who may impose such sanctions as he or she deems appropriate upon employees of Huntington, subject to the personnel policies and procedures of Huntington Bancshares, Inc. The filing of any false, incomplete or untimely reports, as required by Section 5 of this Code, may (depending on the circumstances) be considered a violation of this Code.

2.    RECORDS

      This Code of Ethics, records of any violations of this Code and any actions taken as a result of such violations, a copy of each Initial Holdings Report, Quarterly Transaction Report and Annual Holdings Report submitted under this Code (including any information provided in lieu of such reports), a list of all persons required to submit reports under this Code, and copies of reports to the Board of Trustees of the Funds required pursuant to Section 5(f) shall be preserved in accordance with the requirements of Rule 17j-1.


                                                 Huntington Asset Advisors, Inc.
                                                 November 9, 2006


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HAA COE 11/06